Exhibit 99

#33S — July 22, 2010	Contact:	Roger Schrum +1 843-339-6018 roger.schrum@sonoco.com
Sonoco Reports Much Improved Second Quarter 2010 Results;
Base Earnings Exceed Guidance and First Call Consensus
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported strong second quarter 2010 results and raised full-year 2010 base earnings per share guidance for the third time this year.
Highlights
•	Second quarter 2010 GAAP earnings per diluted share were $.58, compared with $.33 in 2009.

•	Base net income attributable to Sonoco (base earnings) for second quarter 2010 was $.59 per diluted share, compared with $.41 in 2009. (See base earnings definition and reconciliation later in this release.)

•	Second quarter 2010 net sales of $1.01 billion were 17 percent higher than the $864 million in 2009.

•	Acquisition of Associated Packaging Technologies, Inc. for $120 million on June 29 is expected to add approximately $150 million in annual sales and modest earnings accretion in the second half of 2010.

•	Guidance for full-year 2010 base earnings is raised to $2.27 to $2.34 per diluted share, from the previously forecast $2.15 to $2.25.
Commenting on the Company’s performance in the second quarter, Chairman, President and Chief Executive Officer Harris E. DeLoach Jr. said, “For the third consecutive quarter, Sonoco produced significantly improved year-over-year earnings as we continued to see a steady recovery in global economic conditions in nearly all of our consumer and industrial businesses, leading to improved volumes and higher productivity. Our second quarter base earnings were three cents per share above the high side of our guidance and above First Call consensus of $.56 per diluted share due to a combination of volume, productivity and price/cost.”
“Our Consumer Packaging segment recorded year-over-year gains in operating profits for the tenth consecutive quarter on volume growth and strong productivity. In addition, our Packaging Services segment produced better year-over-year results due to the continuation of special contract packing, higher fulfillment activity and productivity improvements.”
“On our Industrial side, the Tubes and Cores/Paper segment experienced significant global volume growth and continued strong productivity, which led to an 82 percent improvement in year-over-year segment operating profits. Finally, our businesses which constitute All Other Sonoco experienced stronger volumes and productivity gains.”
Second Quarter and First Half Results
Second quarter net income attributable to Sonoco was $59.0 million, or $.58 per diluted share, compared with $33.6 million, or $.33 per diluted share, in 2009. Base earnings were $60.6 million, or $.59 per diluted share, in
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Sonoco Reports 2010 Second Quarter Financial Results — page 2 the quarter, compared with $40.9 million or $.41 per diluted share in 2009. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business. Excluded from base earnings in the second quarter of 2010 were after-tax restructuring charges of $1.6 million, or $.01 per diluted share, related to previously announced cost-reduction initiatives. After-tax restructuring charges of $7.3 million, or $.08 per diluted share, were excluded from base earnings in the 2009 quarter. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measures is provided later in this release.
The Company’s overall gross profit margin in the second quarter improved to 19.1 percent of sales, from 18.3 percent in the same period in 2009, as productivity gains resulting from higher volume and various initiatives, were only partially offset by an unfavorable price/cost relationship.
Net sales for the second quarter were $1.01 billion, compared with $864 million in the same period in 2009. This 17 percent increase during the quarter was due to improved Companywide volumes, higher selling prices, open-market sales of corrugating medium previously produced under a cost-plus-fixed-management-fee arrangement, and the favorable impact of foreign currency rates. The impact of higher selling prices was realized almost exclusively in the Tubes and Cores/Paper segment, where the gains were principally driven by higher recovered paper prices.
Cash generated from operations in the second quarter was $41.6 million, compared with $106.4 million in the same period in 2009. The significantly higher level of business activity compared to the year-earlier quarter resulted in a greater use of cash to fund working capital requirements. Similarly, higher expected income tax liabilities associated with increased profitability resulted in increased tax payments of approximately $46 million during second quarter 2010. Capital expenditures and cash dividends paid to shareholders were $30.5 million and $28.2 million, respectively, during the second quarter of 2010, compared with $22.7 million and $27.0 million, respectively, in the same period in 2009.
For the first six months of 2010, net sales increased 17 percent to $1.95 billion, compared with $1.66 billion in first half of 2009. Net income attributable to Sonoco for the first six months of 2010 was $107.5 million ($1.05 per diluted share), compared with $56.7 million ($.56 per diluted share) in the same period in 2009. Earnings for the first half of 2010 were negatively impacted by after-tax restructuring charges of $4.1 million ($.04 per diluted share), compared with $13.4 million ($.14 per diluted share) in the 2009 period.
Base earnings for the first half of 2010 were $111.6 million ($1.09 per diluted share), compared with $70.1 million ($.70 per diluted share) during the same period in 2009. Significantly higher Companywide volumes and productivity improvements drove the 59 percent, year-over-year gain in base earnings. Gross profit as a percent of sales was 18.9 percent, compared with 18.0 percent in the first half of 2009.
For the first six months of 2010, cash generated from operations was $115.4 million, compared with $181.9 million in the same period in 2009. Capital expenditures and cash dividends were $59.0 million and $55.2 million, respectively, for the first half of 2010, compared with $57.4 million and $53.9 million, respectively, in the same period in 2009. At the end of the second quarter of 2010, total debt was $582 million, substantially unchanged in comparison to December 31, 2009. Cash and cash equivalents totaled $167 million, compared with $185 million at the end of 2009. The Company had no borrowings outstanding under its $500 million commercial paper program as of June 27, 2010. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011.
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Sonoco Reports 2010 Second Quarter Financial Results — page 3
Third Quarter and Full-Year 2010 Outlook
Sonoco expects third quarter 2010 base earnings to be in the range of $.62 to $.65 per diluted share. Base earnings in the third quarter of 2009 were $.50 per diluted share. For the full-year 2010, base earnings are currently projected to be in the range of $2.27 to $2.34 per diluted share, an increase over the guidance given on April 22, 2010, of $2.15 to $2.25 per diluted share. The increase is due primarily to better than expected operating performance in the second quarter and projected earnings from the June 29, 2010, acquisition of Associated Packaging Technologies, Inc., (APT) a leading provider of rigid plastic food packaging serving the frozen food industry in North America, Europe and Australia/New Zealand. The Company’s 2010 earnings guidance reflects an expected effective tax rate of approximately 30 percent.
The Company’s earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality, and that it will be able to achieve a neutral price/cost relationship, primarily in old corrugated containers and plastic resins. Although the Company believes the assumptions reflected in the range of guidance are reasonable, it cautions the reader that the outlook, given the uncertain global economic conditions, remains equally uncertain, and actual results could vary substantially.
Commenting on the Company’s outlook, DeLoach said, “Our guidance is based on our view that the global economy will continue to realize steady, but not spectacular, improvement during the second half of the year. We also expect full-year guidance for operating cash flow to be approximately $375 million, which is lower than our earlier guidance due to increased use of cash needed to fund changes in working capital associated with an expected higher level of business activity and tax payments. We will continue to put this cash to work to grow our Company while returning value to shareholders. We are revising our projection of 2010 capital expenditures up to $160 million, up from our previous guidance of $125 million, due largely to new business gains, particularly in rigid plastic containers. Finally, as illustrated by the recent acquisition of APT, we are continuing to look at opportunities to expand our existing businesses through targeted, accretive acquisitions.”
Segment Review
Segment operating results do not include restructuring and asset impairment charges, interest income and expense, or income taxes.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
Second quarter 2010 sales for the segment were $392 million, compared with $376 million in the same period in 2009. Segment operating profit was $42.1 million in the second quarter, compared with $39.1 million in the same period in 2009.
Sales grew 4 percent during the second quarter due to improved volumes for rigid plastic containers and flexible packaging, along with the favorable impact of foreign currency translation. Operating profit benefited from productivity improvements and volume growth. These improvements were partially offset by higher raw material, labor, freight and other costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.
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Sonoco Reports 2010 Second Quarter Financial Results — page 4
Second quarter 2010 sales for the segment were $416 million, compared with $323 million in the same period in 2009. Operating profit for this segment was $36.9 million, compared with $20.2 million in 2009.
The 29 percent increase in segment sales was due largely to increased selling prices, an improvement in volume of global industrial converted products and paperboard, the addition of sales of corrugating medium and the favorable impact of foreign currency translation. The year-over-year increase in selling prices was primarily a result of higher selling prices for OCC, which had a favorable impact on recovered paper sold externally. Operating profit for the segment improved significantly during the quarter due to global volume growth and productivity improvements.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Second quarter 2010 sales for this segment were $114 million, compared with $95 million in the same period in 2009. Segment operating profit was $3.6 million, compared with $0.9 million in 2009.
The 20 percent improvement in sales in this segment was due primarily to improved volume in the contract packaging and fulfillment business along with the favorable impact of foreign currency translation. These favorable factors were partially offset by lower selling prices. Operating profit increased as a result of higher volume and productivity improvements, partially offset by lower selling prices.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels and spools, molded and extruded plastics, custom-designed protective packaging and paper amenities, such as coasters and glass covers.
Second quarter 2010 sales in All Other Sonoco were $88 million, compared with $70 million reported in the same period in 2009. Operating profit for the quarter was $10.3 million, compared with $7.4 million in 2009.
Sales in All Other Sonoco increased 27 percent due to volume gains in molded plastics, protective packaging and reels and spools, along with acquisition sales and higher selling prices. Operating profit in All Other Sonoco increased as a result of volume and productivity gains in all businesses. These favorable factors were partially impacted by rising resin, paper and wood costs, which were not covered by higher selling prices.
Corporate
Net interest expense for the second quarter of 2010 declined to $8.6 million, compared with $10.1 million during the same period in 2009. The decrease was due to lower debt levels and lower interest rates. The effective tax rate for the second quarter of 2010 was 31.6 percent, compared with 31.9 percent for the same period in 2009, while the effective tax rate on base earnings was 31.8 percent and 30.9 percent in the second quarters of 2010 and 2009, respectively.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, July 22, 2010, at 11 a.m. Eastern time, to review its 2010 second quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 24950204. The archived telephone call will be available through July 29, 2010. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.

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Sonoco Reports 2010 Second Quarter Financial Results — page 5
About Sonoco
Founded in 1899, Sonoco is a $3.6 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures and demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
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Sonoco Reports 2010 Second Quarter Financial Results — page 6
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net sales	$1,010,116	$864,231	$1,945,249	$1,664,860
Cost of sales	817,592	705,947	1,576,967	1,365,713

Gross profit	192,524	158,284	368,282	299,147
Selling, general and administrative expenses	99,639	90,589	195,775	179,538
Restructuring/Asset impairment charges	2,511	10,386	6,458	17,596

Income before interest and income taxes	$90,374	$57,309	$166,049	$102,013
Interest expense	8,939	10,609	17,869	20,965
Interest income	381	538	874	1,263

Income before income taxes and equity earnings of affiliates	81,816	47,238	149,054	82,311
Provision for income taxes	25,851	15,084	45,762	26,476

Income before equity in earnings of affiliates	55,965	32,154	103,292	55,835
Equity in earnings of affiliates, net of tax	2,991	836	4,217	890

Net income	58,956	32,990	107,509	56,725
Net (income)/loss attributable to noncontrolling interests	(3)	620	16	7

Net income attributable to Sonoco	$58,953	$33,610	$107,525	$56,732

Weighted average common shares outstanding — diluted	102,484	100,810	102,167	100,761

Diluted earnings per common share	$0.58	$0.33	$1.05	$0.56

Dividends per common share	$0.28	$0.27	$0.55	$0.54

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Sonoco Reports 2010 Second Quarter Financial Results — page 7
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net sales
Consumer Packaging	$392,484	$376,184	$774,117	$731,092
Tubes and Cores/Paper	415,640	323,391	785,514	611,731
Packaging Services	113,759	95,117	225,672	187,978
All Other Sonoco	88,233	69,539	159,946	134,059

Consolidated	$1,010,116	$864,231	$1,945,249	$1,664,860

Income before income taxes:
Consumer Packaging — Operating Profit	$42,136	$39,144	$87,792	$78,521
Tubes and Cores/Paper — Operating Profit	36,920	20,239	58,423	26,985
Packaging Services — Operating Profit	3,568	906	8,647	1,561
All Other Sonoco — Operating Profit	10,261	7,406	17,645	12,542
Restructuring/Asset impairment charges	(2,511)	(10,386)	(6,458)	(17,596)
Interest, net	(8,558)	(10,071)	(16,995)	(19,702)

Consolidated	$81,816	$47,238	$149,054	$82,311

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net income	$58,956	$32,990	$107,509	$56,725
Asset impairment charges	1,067	2,481	1,165	7,451
Depreciation, depletion and amortization	40,867	43,080	81,280	83,937
Fox River environmental reserves	(679)	(970)	(1,138)	(4,791)
Pension and postretirement plan expense/contributions	9,416	14,699	12,597	28,262
Changes in working capital	(37,824)	6,944	(81,522)	(14,292)
Other operating activity	(30,217)	7,130	(4,519)	24,575

Net cash provided by operating activities	41,586	106,354	115,372	181,867

Purchase of property, plant and equipment	(30,518)	(22,728)	(59,032)	(57,371)
Cost of acquisitions, exclusive of cash	(10,214)	(500)	(10,214)	(500)
Debt (repayments) proceeds, net	658	(25,837)	(3,649)	(47,862)
Cash dividends	(28,169)	(26,952)	(55,239)	(53,897)
Other, including effects of exchange rates on cash	5,807	2,565	(5,105)	(12,416)

Net increase in cash and cash equivalents	(20,850)	32,902	(17,867)	9,821
Cash and cash equivalents at beginning of period	188,228	78,574	185,245	101,655

Cash and cash equivalents at end of period	$167,378	$111,476	$167,378	$111,476

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Sonoco Reports 2010 Second Quarter Financial Results — page 8
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 27, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$167,378	$185,245
Trade accounts receivable, net of allowances	509,512	428,293
Other receivables	27,071	35,469
Inventories	320,766	288,528
Prepaid expenses and deferred income taxes	73,164	59,038

	1,097,891	996,573
Property, plant and equipment, net	896,330	926,829
Goodwill	799,353	813,530
Other intangible assets, net	109,340	115,044
Other assets	224,855	210,604

	$3,127,769	$3,062,580

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$715,051	$675,315
Notes payable and current portion of long-term debt	113,814	118,053
Accrued taxes	5,938	12,271

	$834,803	$805,639
Long-term debt, net of current portion	468,060	462,743
Pension and other postretirement benefits	317,913	321,355
Deferred income taxes and other	88,294	92,213
Total equity	1,418,699	1,380,630

	$3,127,769	$3,062,580

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.
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Sonoco Reports 2010 Second Quarter Financial Results — page 9
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

		Non-GAAP
		Adjustments (1)
		Restructuring/Asset
Three Months Ended June 27, 2010	GAAP	Impairment Charges	Base
Income before interest and income taxes	$90.4	$2.5	$92.9
Interest expense, net	8.6	—	8.6

Income before income taxes	81.8	2.5	84.3
Provision for income taxes	25.8	0.9	26.7

Income before equity in earnings of affiliates	56.0	1.6	57.6
Equity in earnings of affiliates, net of taxes	3.0	0.0	3.0

Net income	59.0	1.6	60.6
Net (income)/loss attributable to noncontrolling interests	(0.0)	—	(0.0)

Net income attributable to Sonoco	$59.0	$1.6	$60.6

Per Share	$0.58	$0.01	$0.59

		Restructuring/Asset
Three Months Ended June 28, 2009	GAAP	Impairment Charges	Base
Income before interest and income taxes	$57.3	$10.4	$67.7
Interest expense, net	10.1	—	10.1

Income before income taxes	47.2	10.4	57.6
Provision for income taxes	15.0	2.7	17.7

Income before equity in earnings of affiliates	32.2	7.7	39.9
Equity in earnings of affiliates, net of taxes	0.8	0.3	1.1

Net income	33.0	8.0	41.0
Net (income)/loss attributable to noncontrolling interests	0.6	(0.7)	(0.1)

Net income attributable to Sonoco	$33.6	$7.3	$40.9

Per Share	$0.33	$0.08	$0.41

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Sonoco Reports 2010 Second Quarter Financial Results — page 10

		Restructuring/Asset
Six Months Ended June 27, 2010	GAAP	Impairment Charges	Base
Income before interest and income taxes	$166.0	$6.5	$172.5
Interest expense, net	17.0	—	17.0

Income before income taxes	149.0	6.5	155.5
Provision for income taxes	45.8	2.7	48.5

Income before equity in earnings of affiliates	103.2	3.8	107.0
Equity in earnings of affiliates, net of taxes	4.3	0.3	4.6

Net income	107.5	4.1	111.6
Net (income)/loss attributable to noncontrolling interests	0.0	—	0.0

Net income attributable to Sonoco	$107.5	$4.1	$111.6

Per Share	$1.05	$0.04	$1.09

		Restructuring/Asset
Six Months Ended June 28, 2009	GAAP	Impairment Charges	Base
Income before interest and income taxes	$102.0	$17.6	$119.6
Interest expense, net	19.7	—	19.7

Income before income taxes	82.3	17.6	99.9
Provision for income taxes	26.5	5.3	31.8

Income before equity in earnings of affiliates	55.8	12.3	68.1
Equity in earnings of affiliates, net of taxes	0.9	0.3	1.2

Net income	56.7	12.6	69.3
Net (income)/loss attributable to noncontrolling interests	0.0	0.8	0.8

Net income attributable to Sonoco	$56.7	$13.4	$70.1

Per Share	$0.56	$0.14	$0.70

1 Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
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